Exhibit 3.1

STATE OF NEVADA

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

CX NETWORK GROUP, INC.

CX NETWORK GROUP, INC. (the “Corporation”) a corporation organized and existing under and by virtue of the Laws of the State of Nevada, DOES HEREBY CERTIFY:

FIRST: Pursuant to Unanimous Written Consent of the Board of Directors of the Corporation effective as of July 20, 2021, the following amendments to the Articles of Incorporation of the Corporation were approved:

Article “One” of the Certificate of Incorporation is amended to read in its entirety as follows:

“Name of the entity as on file with the Nevada Secretary of State: Kun Peng International Ltd.

Article ‘Three” of the Certificate of Incorporation, as amended, is amended to read in its entirety as follows:

“Section 3 of the Articles of Incorporation as amended is amended to reflect an increase of authorized common stock from 40,000,000 shares to 200,000,000 shares with par value of $0.0001 per share; that the existing 10,000,000 shares of $0.0001 par value Preferred Stock may be issued in series and with such voting powers, designations, preferences, limitations, restrictions, and relative rights as the Board of Directors shall determine in its sole discretion; and the Corporation shall have 210,000,000 authorized shares of Capital Stock with 200,000,000 designated as $0.0001 par value Common Stock, and 10,000,000 designated as $0.0001 par value Preferred Stock.”

SECOND: That the foregoing amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock of the Corporation entitled to vote by written consent in lieu of meeting in accordance with NRS 78.320 on July 20, 2021. The total number of shares of the Corporation’s Common Stock issued outstanding and entitled to vote upon the amendment was 40,000,000 with 22,202,954 shares consenting to the Amendment or approximately 55.5% of the shares issued, outstanding, and entitled to vote.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of NRS 78.390.

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IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed effective this 20th day of July 2021.

By its Board of Directors:

/s/ Richun Zhuang
Name:	Richun Zhuang, Director

/s/ Chengyuan Li
Name:	Chengyuan Li, Director

By its Chief Executive Officer and President

/s/ Xiangyi Mao
Name:	Xiangyi Mao